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                                                                    EXHIBIT 23-1





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-02105 and 333-02107 on Form S-8; 333-47139, and 333-45281 on Form S-3 and
Post-Effective Amendment No. 1 to Registration Statement No. 33-21930-99 on Form S-8 on MCN Energy Group Inc., of our reports dated February 25, 1999, June 7, 1999 as to the effects of the matters described in Note 1b (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 1b), appearing in the Annual Report on Form 10-K/A of MCN Energy Group Inc. for the year ended December 31, 1998.

DELOITTE & TOUCHE LLP

Detroit, Michigan
June 9, 1999